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                                                                    EXHIBIT 16.1

                 [LETTERHEAD OF RICHARD A. URREA APPEARS HERE]

                                22 October 1998



Cottonbloom Inc.
6229 Northland NE
Albuquerque, NM 87110


Dear George:

        This letter is to confirm our agreement as of September 22, 1998.

        In exchange for $1.00 and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Cottonbloom will transfer to Richard A. Urrea 4,916,876 Shares of common stock of Septima Enterprise Inc.
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which shares represent all Shares held by Cottonbloom, held in the name of
Cottonbloom, or held on behalf of Cottonbloom by third parties, less Three Hundred Thousand Shares (300,000) which will be retained by Cottonbloom to participate in the next venture that Septima Enterprises enters into. This agreement supersedes and voids all previous agreements between the parties.


        Total shares Held by Cottonbloom                     5,216,876
                                                           --------------
                       Less                                300,000 shares

        Shares to be released and or transferred to R.A.U.   4,916,876
                                                           --------------

                       Agreed:     Richard A. Urrea     /s/ RICHARD A. URREA
                                                        ---------------------

                                   George Hensley       /s/ GEORGE HENSLEY
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